Exhibit 10.3

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is made this 17th day of June, 2014, by and between Cleveland BioLabs, Inc., a Delaware corporation (“CBLI”), Mikhail Mogutov, an individual (“Mogutov”), and certain other purchasers (the “Additional Purchasers” and, together with Mogutov, the “Purchasers”).

WHEREAS, the parties entered into a Securities Purchase Agreement, dated as of June 17, 2014 (the “Securities Purchase Agreement”), with respect to the purchase and sale of the Company’s common stock, par value $0.005 (the “Common Stock”) and warrants; and

WHEREAS, the parties have agreed that the Purchasers shall have certain rights with respect to its Common Stock of the Company.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CBLI and the Purchasers agree as follows:

1.	Definitions. For purposes of this Agreement:

1.1 “2015 Annual Meeting” means the Company’s 2015 annual meeting of stockholders.

1.2 “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

1.3 “Mogutov Director” shall mean any director designated by Mogutov in accordance with Section 2.1.

1.4 “Board” means the Company’s Board of Directors.

1.5 “Common Stock” shall have the meaning assigned to such term in the recitals.

1.6 “Closing” shall have the meaning set forth in the Securities Purchase Agreement.

1.7 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.8 “Securities Purchase Agreement” shall have the meaning assigned to such term in the recitals.

1.9 “Termination Date” shall have the meaning assigned to such term in Section 3.1.

1.10 “Transfer” shall mean to directly or indirectly assign, sell, offer to sell, gift, pledge, mortgage, hypothecate, encumber, dispose or in any other manner transfer or encumber, whether voluntarily, involuntarily, or by operation of law.

2.	Board Representation.

2.1 Board Designee. Effective immediately after the Closing until the Termination Date, in addition to any other rights Mogutov may have as a stockholder of the Company, Mogutov shall have the right, following consultation with the Company, to designate one (1) director (the “Mogutov Director”) for nomination for election to the Company’s Board. Subject to applicable law, the Company’s bylaws and the fiduciary duties of the Board, the Company agrees to use its reasonable best efforts (i) to cause the appointment of the Mogutov Director to the Board as soon as practicably possible upon receipt of a designation notice from Mogutov to fill a vacancy on the Board and, if no vacancy exists, to increase the size of the Board to create such a vacancy, and (ii) to cause the election of the Mogutov Director to the Board at its 2015 Annual Meeting and each annual or special meeting at which directors are elected until the Termination Date, including by (x) nominating and recommending such individual to be elected as a director of the Company, (y) including such nomination and other required information regarding such individual in the Company’s proxy statement, and (z) soliciting proxies in connection with the election of such individual as a director of the Company.

2.2 Vacancies. For so long as Mogutov has the right to designate the Mogutov Director for nomination for election to the Board pursuant to Section 2.1, in the event that a vacancy is created at any time by (i) the death, disability, retirement, resignation or removal (with or without cause) of the Mogutov Director or (ii) the failure of the Company’s stockholders at any annual or special meeting of the Company’s stockholders to elect the Mogutov Director resulting in a vacancy, Mogutov shall have the right to designate a replacement to fill such vacancy, and the Company, subject to applicable law, the bylaws and the fiduciary duties of the Board, shall use its reasonable best efforts to take all necessary or desirable actions as may be required under applicable law to cause the individual designated by Mogutov to be appointed or elected without delay.

2.3 Removal. For so long as Mogutov has the right to designate the Mogutov Director for nomination for the election to the Board pursuant to this Agreement, the Company shall not take any action to cause the removal of the Mogutov Director without cause. If the Company is directed by Mogutov to remove the Mogutov Director, the Company shall use its reasonable best efforts to take all necessary or desirable actions to effect such removal and to elect a replacement without delay as designated by Mogutov in accordance with Section 2.1 or Section 2.2, as applicable.

2.4 Exclusion. The Company may exclude the Mogutov Director from meetings of the Board or its committees if (i) attendance would violate any applicable securities laws or listing requirements or (ii) the Board reasonably determines that such exclusion is necessary with respect to any matter in which such director holds any interest adverse to the Company or its subsidiaries.

2.5 Adherence to Company Policy and Board Fees. Mogutov hereby agrees to cause any director designated by it to be bound by and comply with the Company’s confidentiality, trading windows and blackout policies applicable to directors, as in effect from time to time.

2.6 Additional Board Designees. (i) If at any time and only during such time when the total number of directors appointed to the Company’s Board exceeds ten (10) members, provided that and for so long as Mogutov and his Affiliates hold in the aggregate more than ten percent (10%) of the issued and outstanding Common Stock of the Company, Mogutov shall have the right to designate one (1) additional director, or, (ii) if at any time and only during such time when the total number of directors appointed to the Company’s Board exceeds twenty-one (21) members, provided that and for so long as Mogutov and his Affiliates hold in the aggregate more than twenty percent (20%) of the issued and outstanding Common Stock of the Company, Mogutov shall have the right to designate two (2) additional directors (collectively, the “Additional Mogutov Directors”) and the provisions of this Agreement shall be applicable, mutatis mutandis, to the Additional Mogutov Directors. Notwithstanding the foregoing, Mogutov shall not have the right to designate Additional Directors if such designation would violate the rules and regulations of the NASDAQ Stock Market.

3.	Miscellaneous.

3.1 Termination. This Agreement shall terminate at such time when Mogutov and his Affiliates no longer hold in the aggregate more than three percent (3%) of the issued and outstanding Common Stock of the Company, provided, however that Section 3.2 herein shall survive the termination (i) as to Mogutov, for so long as Mogutov and his Affiliates hold any securities of the Company and (ii) as to the Additional Purchasers, for so long as the Additional Purchasers and their Affiliates hold any securities of the Company.

3.2 Information Rights. Upon three (3) business days prior request of a Purchaser, the Company shall permit a representative of the Purchaser (the “Auditor”) to visit and inspect any of the Company’s property, corporate books, and financial records, to examine and make copies of the Company’s books of accounts and other financial records, and to discuss the Company’s affairs, finances, and accounts with, and to be advised as to the same by, its managers, officers, employees and independent public accountants (and by this provision the Company hereby authorizes such Auditor to discuss with such accountants the finances and affairs of the Company). In addition, upon request, the Company shall provide the Purchaser with a status update of any material development in any litigations or any administrative or arbitration proceeding, if any. Any document provided by the Company under this Section may be provided by electronic means. Prior to providing any information to the Auditor that the Company believes is or may be material non-public information, the Company shall so inform the Auditor and allow the Auditor to decline to see any such information. If the Auditor does not decline, prior to delivering such information to the Purchaser, the Company and such Purchaser shall have entered into a customary written agreement with the Company regarding the confidentiality and use of such information.

3.3 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchasers, provided that the consent of a Purchaser shall not be required for any amendment or waiver if such amendment or waiver is not directly applicable to the rights of such Purchaser hereunder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

3.4 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

3.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor the Purchasers may assign this Agreement or any rights or obligations hereunder without the prior written consent of each non-assigning party.

3.6 Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

3.7 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

3.8 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

3.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

3.10 Notices. All communications shall be sent to the respective parties at their addresses as set forth in the Securities Purchase Agreement, or to such address as subsequently modified by written notice given in accordance with this Section 3.10. If notice is given to the Company, a copy shall also be sent to Cooley LLP, Attn: Marc Recht, Esq., 500 Boylston Street, Boston, Massachusetts 02116. If notice is given to Mogutov, a copy shall also be sent to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., Attn: William C. Hicks, Esq., One Financial Center, Boston, MA 02111.

3.11 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

3.12 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

3.13 English Language Controls. This Agreement has been made in Russian and English language. In the event of a conflict or inconsistency between the English and Russian versions of this Agreement, the English version shall prevail.

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IN WITNESS WHEREOF, the parties have executed this Rights Agreement as of the date first written above.

CLEVELAND BIOLABS, INC.

By:	/s/ Yakov Kogan

Name:	Yakov Kogan, Ph.D., MBA

Title:	Chief Executive Officer

MIKHAIL MOGUTOV, PH.D.

By:	/s/ Mikhail Mogutov

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